AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (“Amendment”) effective as of April 1, 2004, by and between FARM BUREAU LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated September 26, 2001 (the “Agreement”), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Contracts”);

WHEREAS, the parties have agreed to expand the Funds made available as investment options under the Agreement by revising Exhibit B to the Agreement; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. The second WHEREAS clause is hereby deleted in its entirety and the following language is substituted in lieu thereof:

WHEREAS, the Company wishes to make available as investment options under the Contracts as listed in Exhibit A of the Agreement, certain Class I Funds listed on Exhibit B made available by Distributor from time to time (the “Funds”) which are a series of mutual funds registered under the Investment Company Act of 1940 (the “1940 Act”) and issued by American Century Variable Portfolios, Inc. or American Century Variable Portfolios II, Inc. (collectively, the “Issuers”).

2. Exhibit B. Exhibit B is hereby deleted in its entirety and is substituted with the revised Exhibit B, attached hereto.

3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

FARM BUREAU LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Dennis M. Marker	By:	/s/ William M. Lyons
Name:	Dennis M. Marker	Name:	William M. Lyons
Title:	Vice President-Investment Administration	Title:	Executive Vice President

EXHIBIT B

Funds of American Century Variable Portfolios, Inc.

or American Century Variable Portfolios II, Inc.

Offered to the Separate Accounts listed in Exhibit A of the Agreement:

Class I Funds

VP Ultra Fund
VP Vista Fund
VP Mid Cap Value
VP Inflation Protection Fund
VP Value Fund